Exhibit 99.2

Transcript of

Thomas Group, Inc. (TGIS)

Fourth Quarter and Year End 2008 Earnings Conference Call

March 03, 2009

Participants

Frank Tilley, Interim Chief Financial Officer and Vice President.

Michael E. McGrath, Executive Chairman of the Board.

Earle Steinberg, Chief Executive Officer.

Presentation

Operator

Excuse me everyone.  We now have our speakers and conference.  Please be aware that each of your lines is in a listen-only mode.  At the conclusion of the presentation, we will open the floor for questions.  At that time, instructions will be given if you wish to ask a question.  I would now like to turn the conference over to Mr. Frank Tilley.  Mr. Tilley, you may begin.

Frank Tilley – Thomas Group, inc. - Interim Chief Financial Officer and Vice President

Good morning.  This is Frank Tilley, Interim CFO and Vice President of Thomas Group.  Welcome to the Fourth Quarter and Year End 2008 Earnings Conference Call for Thomas Group of Irving, Texas.  Representing Thomas Group today are Michael McGrath, Executive Chairman; Earle Steinberg, Chief Executive Officer and myself. Thank you for your interest in Thomas Group today.

Following management’s comments, there will be a question-and-answer session.

Thomas Group’s fourth quarter 2008 and year end earnings announcement was released earlier today.  If you did not receive this release, please call our offices at 1-800-826-2057, extension 4438, and we will fax or mail you a copy of the release. That number again is 800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may discuss forward-looking information.  Any statements in this discussion that are not strictly historical statements about our beliefs and expectations are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients’ and company’s revenues, timing and the awarding of customer contracts, revenue recognition, competition and cost factors, as well as other factors detailed from time to time in the company’s filings with the SEC, including the company’s Form 10-K for the year ended December 31, 2007.

These forward-looking statements may be identified by words such as anticipate, expect, suggest, plan, believe, intent, estimates, targets, projects, could, should, may, would, continue, forecast, and other similar expressions. These forward-looking statements speak only as to the date of this discussion.  Except as required by law, the company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this discussion to reflect any change in the company’s expectations with regard to such statements or any change of events, conditions, or circumstances, upon which any such statement is based.

At this time I would like to introduce Michael McGrath, Executive Chairman. Michael?

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Thank you, Frank. Good morning to all and thank you for joining us for today’s call. As you know from our previous calls this year and our press releases, 2008 was a year of many changes for Thomas Group. I want to spend a few minutes bringing you up to date on our strategy and vision and then Frank will review the results in more detail. Following that, Earle will review our progress to date.

Our commitment to you, our shareholders, is to build a strong, successful and growing consulting firm on the foundation of the excellent reputation that Thomas Group has built over the last 30 years by delivering great results to its many clients. Although we feel that we have made significant progress in a number of areas including organizational structure, cost reduction, and our business development activities, we have, like most everyone else, been buffeted by strong headwinds of a very unstable economy.

These headwinds became much stronger in the fourth quarter as the decision making of many potential clients was frozen by the uncertainties we are all facing. Thomas Group is well positioned to benefit longer term from the need of all businesses; U.S. military, government organizations, as well as foreign organizations to improve productivity and reduce cost.

We have focused on delivering the message that Thomas Group can drive these results in a cost effective and timely manner as needed in this period of unprecedented challenge. We have focused our products and our delivery in new ways to emphasize our ability to drive short-term results with long-term benefits in a cost effective way for our potential clients to address these opportunities.

In a few minutes, Earle will discuss his progress in rebuilding Thomas Group.  We have put in place an aggressive plan to rebuild the company. We have aggressively reduced cost of sales and selling and general administration cost over the last two quarters. But, until the company can produce additional revenues, we do not expect to be profitable.

At this point, we still can’t predict when we’ll return to profitability, since this will depend on our ability to attract new clients and the rate at which we are able to do so. We see signs of progress, but we will still have some distance to go on our journey to achieve profitability.

Fortunately, we are in a strong cash position giving us the time to regain profitability. During 2009, we expect to receive federal income tax refunds of about $3.6 million. This combined with our cash balance of $8.3 million at the end of 2008, should be sufficient to carry us through our transition to profitability, especially given our success in reducing operating cost. We’ve had a revolving line of credit that has not been used for several years. That line of credit expires on March 31, 2009.  Since we do not forecast the need for this line of credit during this year, we have notified the bank that we are not requesting its renewal and extension.

As of the end of the fourth quarter, we had cash and cash equivalents equal to $8.3 million, or approximately $0.77 per share, and no long-term debt.

As previously announced, we have continued to repurchase stock under a Rule 10b5-1 plan that we began on April 7, 2008. In October 2008, the Board of Directors increased the authorized repurchase limit by an additional 300,000 shares to a total of 805,450 shares. As of December 31, 2008, we had repurchased 496,909 shares at a total cost of $983,000. As of February 25, 2009, we had repurchased 557,912 shares at a total cost of approximately $1 million. We continue to repurchase the maximum number of shares permitted by regulations or by market trading each day. Trading rules that will limit each week for daily purchases under this type of plan are based on 25% of the average daily volume for the previous four weeks.

Although our broker has the capability of purchasing blocks in excess of the maximum normal daily limits under this plan and subject to applicable regulations, we rarely have been able to execute trades for this additional volume.

Rebuilding our book of customer business and returning to profitability is a challenge, but we are up to that challenge. We are enthusiastic about Thomas Group and its prospects for the future. We have terrific consultants. We have world class services. We have an excellent reputation with our clients for getting them real results.  We have strong liquidity and a good cash position and we have an experienced leadership team to leverage all of this into a great company.

After Frank discusses the financial results, Earle will address our progress in rebuilding the new Thomas Group.

Let me turn the discussion over to Frank first.

Frank Tilley – Thomas Group, Inc. - Interim Chief Financial Officer and Vice President

Thank you, Michael.  Revenue for the fourth quarter of 2008 was $3.5 million compared to $13.5 million in the fourth quarter of 2007. Consulting revenue from U.S. Government clients, represented by our Government practice, was $0.9 million, or 25% of revenue, in the fourth quarter of 2008, compared to the $11 million, or 81% of revenue, in the fourth quarter of 2007.

Consulting revenue from commercial clients, represented by our aerospace and defense, healthcare, industrial, transportation and logistics, and European practices, was $2.2 million, or 62% of revenue, in the fourth quarter of 2008 compared to $2.2 million, or 16% of revenue, in the fourth quarter of 2007.

Reimbursement of expenses was $0.4 million, or 13% of revenue, in the fourth quarter of 2008 compared to $0.4 million, or 3% of revenue, in the fourth quarter of 2007.

Revenue for the year ended December 31, 2008 was $25.1 million compared to $55.9 million for the year ended December 31, 2007. Consulting revenue from U.S. Government clients was $13 million, or 52% of revenue, for the year ended December 31, 2008 compared to $49.4 million, or 88% of revenue, for the year ended December 31, 2007. Consulting revenue from commercial clients was $10.3 million, or 41% of revenue, for the year ended December 31, 2008 compared to $5.7 million, or 10% of revenue, for the year ended December 31, 2007. Reimbursement of expenses was $1.8 million, or 7% of revenue, for the year ended December 31, 2008, compared to $0.8 million, or 1% of revenue, for the year ended December 31, 2007.

Gross profit margins for the fourth quarter of 2008 were 29% compared to 53% for the fourth quarter of 2007.  Gross profit margins for the year ended December 31, 2008, were 40% compared to 52% for the year ended December 31, 2007.

The drop in quarterly and year-to-date gross margins is related to the slowdown of our government programs in the first quarter of 2008 and to lower utilization rates of our consultants in 2008, particularly in the second, third, and fourth quarters.

SG&A costs for the fourth quarter of 2008 were $3.6 million compared to $5.2 million in the fourth quarter of 2007.  The $1.6 million decrease is related primarily to a $0.4 million decrease in stock-based compensation during the fourth quarter of 2008, a $0.7 million decrease in sales commissions and executive bonus, a $0.1 million decrease in use of outside consultants, a $0.2 million decrease in legal expense, and a $0.2 million decrease in other costs due to a decline in activity and the number of consultants we employed as compared to the same period in 2007.

SG&A costs for the year ended December 31, 2008 were $18.5 million compared to $18.4 million for the year ended December 31, 2007.  The $0.1 million increase is primarily related to a $1.8 million increase in costs incurred in utilizing unassigned consultants to work on sales efforts as compared to the prior year when a majority of these individuals were working on billable client projects, a $0.3 million increase in stock-based compensation, a $0.5 million increase in severance costs related to the reduction in our labor force during the second quarter of 2008, and a $0.2 million increase in bad debt allowance.

This increase was partially offset by a $1.0 million decrease in sales commission and employee bonuses, a $0.4 million decrease in payroll costs related to reduction in the sales staff, a $1.0 million decrease in professional expenses related primarily to the review of our historical stock option practices which occurred in first half of 2007, a $0.4 million decrease in the cost of outside contractors primarily due to the decline in activity, and a $0.1 million decrease in other costs due to decline in activity and the number of consultants we employed as compared to the same period in 2007. Working capital decreased from $19.5 million at December 31, 2007 to $13.3 million at December 31, 2008, due primarily to our operating loss for the year ended December 31, 2008.

For the year ended December 31, 2008, net cash decreased by $3.6 million compared to a net increase of $3.5 million for the year ended December 31, 2007.

For the year 2008, net cash provided by operating activities was negative $1.2 million compared to $9.4 million for the year 2007. This decrease is primarily due to our operating loss for the year 2008, a decrease in our accrued liabilities, and an increase in income tax receivable offset by the increased collection of our accounts receivable balance as compared to 2007.

For the year 2008, net cash used for investing activities was $0.1 million consisting of computer and software purchases compared to $0.9 million for the year 2007 consisting primarily of improvements to our Irving, Texas office.

Cash used for financing activities for the year 2008 was $2.3 million including the $1.2 million payment of dividends for the fourth quarter of 2007 which were paid in 2008, the $1.0 million purchase of stock under our stock repurchase plan, and the $0.2 million net tax effect of stock issuance compared to $5.0 million in the year 2007 consisting primarily of $0.6 million for the net tax effect of stock issuance and $4.4 million for the payment of dividends. We discontinued the payment of dividends for quarters ended after December 31, 2007.

As Michael has discussed, we’ve put in place a plan to return to profitability and growth and as previously announced, we’ve significantly cut expenses in order to minimize losses and to make it easier to achieve profitability. However, in cutting expenses, we have attempted to balance the need for reduced expenses with a need to be able to develop new product offerings as well as the ability to add new clients in the future as the result for our continuing business development efforts.

In addition to previously announced efforts, we continue to seek additional ways to reduce costs.  At the end of the fourth quarter, we had 19 consultants on furlough. After the end of quarter, we placed an additional 13 consultants on furlough. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client prospects that require their individual skill sets.  This provides us the opportunity to have a more variable cost model for cost of sales as we minimize the number of consultants on the bench at any time. SG&A has also decreased since only consultants actively needed for sales effort will be utilized for these efforts in this model.

The combination of cost of sales and SG&A for Q4 2008 has declined by $2.3 million since the second quarter of 2008, or an annualized $9.2 million. In the future, some of these costs will increase if revenue increases, but our variable cost model and our efforts to reduce fixed costs will allow us to return to profitability earlier than would have previously possible.

Despite the loss in the fourth quarter, we continue to have a relatively strong balance sheet and no long-term debt. At present time, we estimate that our working capital will be sufficient to fund our operations through our recovery period until we are able to return to profitability. We continue to assess this situation on an ongoing basis.

Despite the challenges we face, we continue to be enthusiastic about the future of Thomas Group and its prospects, including its expected return to profitability. Now, we’ll turn the call over to Earle, who will discuss the plans for Thomas Group. Earle?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Thank you, Frank. The deterioration of the economic situation in the fourth quarter of 2008 and continuing into 2009 has made the challenges of our recovery more difficult.

We believe that our unique set of expertise and capabilities positions us to continue to provide real tangible results for clients by improving their profits and reducing their costs more quickly and more effectively than they are able to do without our help. Although not yet evidenced in our revenue, our prospect list and pipeline has significantly improved, both in quantity and quality. However, in the current economy, the sales cycle process can be extended and require more levels of approval for new projects and this can delay booking new business. We continue to work hard to reduce our fixed costs both by the furlough of consultants not actively working on client engagements and by focusing on expense reduction throughout the organization.

We remain confident that we are on the right course to achieve the end results we, as your management team, and you, as our shareholders, expect. As I discussed last quarter, we have initiated aggressive efforts to build a pipeline of new business opportunities even in these challenging economic times.

We feel that we are making progress but the results have not yet had a significant impact on our revenue as decisions have been delayed by some client prospects in this economic environment. Given the current period of stress in the economies worldwide, we believe that our emphasis on product and service offerings designed to improve our client’s operating margins positions us well in this recovery phase of our renewal strategy and on into the growth phase.

It’s not easy and will not occur quickly, but we are confident that we are on the right course to achieve the end results that we as a management team and you as our shareholders expect. We will continue to leverage our process value management expertise but we have also introduced new client value propositions. These new consulting offerings address what we believe are the major concerns of many of our potential industrial clients in today’s economy.

Cost reduction, capital expenditure, and avoidance or delay, and greater productivity while maintaining or reducing the total asset base. We are also emphasizing our ability to help drive sustainable results in a fairly short time that justifies the investment in our services in this economic environment.

We believe that we have an aggressive but reasonable plan to rebuild Thomas Group and the financial resources to execute it at a pace that will enable long-term success. We should be able as we implement our plan, to address the issues that have resulted in previous cycles of boom and bust in our company.  We’re creating a new culture at Thomas Group around focused teams that create and deliver increased value for clients in new and innovative ways. This provides us the opportunity to build on a reputation and past successes of Thomas Group while expanding the future opportunities for us in the market.

I look forward to growing Thomas Group into a successful and prosperous professional services firm. We are on a journey on which it will take us a while to produce visible results when measuring on a quarterly basis. But we believe that we have begun the journey well and will ultimately get to the milestones we all want to achieve, a return to profitability and continued sustainable growth beyond that point. We appreciate your support through this period and look forward to future calls when we can report in our progress. Now, I will turn the call over to our moderator for any questions you might have.

Operator

At this time, if you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now. If you would like to remove yourself from the queue, press *2.  Again to ask a question press *1.

Our first question comes from Mark Jordan from Noble Financial.

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Hi, Mark.

Operator

Okay.  We will move to our next question, Neil Goldman from the Goldman Capital Management.

Neil Goldman - Goldman Capital Management

What is, what kind of sales volume do we need to be cash flow break even now?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

We need about between $1.8 million and $2 million a month which will probably get us there. Our costs go up obviously, as a result of the cost of sales.

Neil Goldman - Goldman Capital Management

And at $2 million, if you did $2 million, I mean at the current run rate which is slightly over a million a month, what’s the burn?  Is that 250 a month or higher?

Frank Tilley – Thomas Group, Inc. - Interim Chief Financial Officer and Vice President

It’s declining for the first quarter.  It’s about in that range, yes.

Neil Goldman - Goldman Capital Management

Okay.  And the other question on these new offerings, the cost reduction, capital expense avoidance et cetera, what kind of payback are you showing potential clients?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

We’re showing clients an improvement of 5% to 8% on their profitability.

Neil Goldman - Goldman Capital Management

And on what kind of...so I mean, I assume it’s less than one year payback on...

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Yes.  It is less.  All of them have less than a one year payback.  The longest one has a payback of about eight months.

Neil Goldman - Goldman Capital Management

So, if they believe you a simple decision on their part to...

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

It should.  It is a simple decision on a lot of parts.  What we’re finding now in the market is there are more levels of approval for all consulting projects and they are going more slowly than they have in the past.

Neil Goldman - Goldman Capital Management

What’s the average size of your proposals now and the range of them?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

The average size of our proposal now is between $1 million and $2 million.  Although, we have some that are meaningfully larger.

Neil Goldman - Goldman Capital Management

Okay.  Well, thank you.  And hopefully, the economy turns or at least your prospects do.  Keep it up.  Thank you.

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Thank you, Neil.

Operator

Our next question comes from Mark Jordan from Noble Financial.

Mark Jordan - Noble Financial Group

Good morning again.

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Hi Mark.

Mark Jordan - Noble Financial Group

These new buttons are dangerous.  The impact of the consultants that you furloughed, is it safe to just assume that they were $200,000 a year cost and divide that by a quarter and times 13, and that’s the cost avoidance that you would have with that reduction?

Frank Tilley – Thomas Group, Inc. - Interim Chief Financial Officer and Vice President

That’s in the ballpark.  That’s pretty close.

Mark Jordan - Noble Financial Group

Okay.  Looking at the tax situation, you obviously have a large tax refund coming back for this year.  How much more of a tax benefit would you be able to reclaim or is out there for you to help shelter some of your near-term losses?

Frank Tilley – Thomas Group, Inc. - Interim Chief Financial Officer and Vice President

The losses that…you can carry back losses for two years.  Unfortunately, the new law that was just passed that allows you to carry back losses for five years applied to companies that last year had $15 million of revenue or less.  So, we didn’t qualify.  So, we are still limited by the old law which allows you carry back two years.  So, we will have the ability to carry back the losses that we generate this year to a profitable year. After this, if we were to continue to be unprofitable, we would not be able to carry back losses.

Mark Jordan - Noble Financial Group

Okay, that’s good.  Could you give us the consultant headcount at the end of the third quarter and the fourth quarter?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

I can give it to you at the end of the fourth quarter.  At the end of the fourth quarter...let me take a quick look...it is 39.

Mark Jordan - Noble Financial Group

Okay.  And final question relative to your pipeline.  Could you give us a sense as to kind of the size and also talk about, give us a sense of how it breaks down on the commercial versus government?  And specifically on the government, do you see opportunity there to rebuild the business or is this really looking forward to commercial markets?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Excellent question.  The first part of your question had to do with the size of our pipeline, is that correct?

Mark Jordan - Noble Financial Group

That’s correct.

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Okay.  The size of our pipeline is as large as we’ve seen it since we’ve been here.  Our average proposal out there ranges from $1 million to $3 million and some even higher.  They are booking down fairly evenly between commercial and government and we do believe there is an opportunity now with the coming emphasis and efficiency in government especially within DoD for us to rebuild a meaningful part of the business that we lost last year.

Mark Jordan - Noble Financial Group

Okay.  And relative to decision making cycle here, are you seeing the same businesses on the government side that you see on the commercial, or is there an opportunity for that to break free more rapidly?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

There is an opportunity for it to break free slightly more rapidly on the government side once the new administration gets all the political players in place, and the decision makers are firmly in place.  And that process has not yet been completed.

Mark Jordan - Noble Financial Group

Okay. Thank you.

Operator

As a reminder, if you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now.  Speakers, at this time there are no further questions.

Frank Tilley – Thomas Group, Inc. - Interim Chief Financial Officer and Vice President

Thank you, Mallory.  The management of Thomas Group appreciates your participation in the call today.  If you need additional information, please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who has not been able to listen to the call, a replay line will be available by 5 PM Central Time today and will run for 60 days.  U.S. callers may call 877-919-4059 and international callers may call 334-323-7226.  The conference call replay pass code is 30398546#. Thank you for your interest in Thomas Group and have a great day.  Thank you.

Operator

Speakers, we do have a final question.  It is from Neil Goldman with the Goldman Capital Management, if you would like to answer.

Frank Tilley – Thomas Group, Inc. - Interim Chief Financial Officer and Vice President

Sure.

Neil Goldman - Goldman Capital Management

In terms of the commercial side, what are the different areas of focus right now, in terms of industries?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

The areas of focus on a commercial side are Aerospace and Defense, Healthcare, Transportation, and Industrial.

Neil Goldman - Goldman Capital Management

Okay.  Thank you.

Frank Tilley – Thomas Group, Inc. - Interim Chief Financial Officer and Vice President

Thank you.  Thank you all and have a great day.

Operator

Thank you, ladies and gentlemen for your participation in today’s teleconference.  You may now disconnect.